Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated May 21, 2026 relating to the Ordinary Shares, no par value, of CoinShares PLC shall be filed on behalf of the undersigned.

DISCOVERY CAPITAL MANAGEMENT, LLC By: /s/ Robert K. Citrone
Name: Robert K. Citrone
Title: Principal

ROBERT K. CITRONE By: /s/ Robert K. Citrone

DISCOVERY GLOBAL OPPORTUNITY MASTER FUND, LTD. By: /s/ Robert K. Citrone
Name: Robert K. Citrone
Title: Principal